Exhibit 21.1
MATADOR RESOURCES COMPANY
List of Subsidiaries

Name	Jurisdiction

Black River Water Management Company, LLC	Texas

Delaware Water Management Company, LLC	Texas

DLK Black River Midstream, LLC	Texas

Fulcrum Delaware Water Resources, LLC	Texas

Longwood Gathering and Disposal Systems GP, Inc.	Texas

Longwood Gathering and Disposal Systems, LP	Texas

Longwood Midstream Delaware, LLC	Texas

Longwood Midstream Southeast, LLC	Texas

Longwood Midstream South Texas, LLC	Texas

Matador Production Company	Texas

MRC Delaware Resources, LLC	Texas

MRC Energy Company	Texas

MRC Energy Southeast Company, LLC	Texas

MRC Energy South Texas Company, LLC	Texas

MRC Explorers Resources, LLC	Texas

MRC Permian Company	Texas

MRC Permian LKE Company, LLC	Texas

MRC Rockies Company	Texas

MRC Spiral Resources, LLC	Texas

Southeast Water Management Company, LLC	Texas